Exhibit 10.16

TopSpin Medical (Israel) Ltd. Ofek Center 1, 1 Lev Pesach St., North Industrial Zone Lod, Israel Phone: 972-8-9200033 Fax: 972-8-9281233
                           [date]

To:

Dear                     ,
Re: Appointment to the Advisory Board
Further to our discussions, I am pleased to put in writing our offer to you in connection with you accepting an appointment to the advisory board of TopSpin Medical (Israel) Ltd. (the “Company”) effective as of the date on which you sign this letter agreement below.
You have represented to us that you have great expertise in the field in which the Company operates. You have also represented to the Company that the performance of your duties and obligations in accordance with this letter agreement do not and will not conflict with, or breach, any prior agreement or restrictive covenant relating, or which may relate, to your involvement whatsoever with the Company or any other instrument to which you are a party or by which you are bound.
Accordingly, the Company is looking forward to benefiting from your expertise and networking. We expect such contribution to be very helpful. Your services to the Company as part of its advisory board shall include those set forth in Exhibit A to this letter agreement as may be reasonably modified by the Company in order to more appropriately conform to its business demands. The compensation for the abovementioned services is detailed in Exhibit B to this letter agreement. You shall not be entitled to any additional payments or other benefits pursuant to this letter agreement.
Your appointment shall continue in effect for an indefinite period, until terminated either by the Company or by yourself at any time upon 14 days notice, without the need to give any reason. This letter agreement together with its exhibits is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written, with respect to such subject matter. Any modifications to this letter agreement shall be in writing and signed by yourself and by the Company.
As a member of the advisory board you shall be a consultant of the Company and not an employee or agent of the Company or INC. Unless separately authorized by a specific power of attorney, you shall not bind or purport to bind the Company nor INC to any contract or obligation whatsoever. You agree to indemnify the Company and hold it harmless to the extent of any obligations imposed by law on the Company to pay any withholding taxes, social insurance payments or unemployment or disability insurance or similar items in connection with any services performed by you.
During your membership of the advisory board the Company may, from time to time, disclose its confidential information to you. Accordingly you are requested to sign the Proprietary Information Agreement attached hereto as Exhibit C. Without limiting the generality of the foregoing, You shall not disclose any information to the media, shall not submit scientific publications and may not

TopSpin Medical (Israel) Ltd. Ofek Center 1, 1 Lev Pesach St., North Industrial Zone Lod, Israel Phone: 972-8-9200033 Fax: 972-8-9281233
disclose to anyone any information about the Company’s technology, applications, future products, features or introduction schedules, without the Company’s prior consent.
This letter agreement shall be exclusively governed by and construed in accordance with the laws of the State of Israel. Any action instituted by any of the parties shall be brought in the appropriate court in the State of Israel, which shall have exclusive jurisdiction over such actions. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail, or by facsimile transmission (provided that written confirmation of receipt is provided), at the above address or at such address as a party may from time to time designate in writing to the other parties. Notices shall be deemed to be received 4 days after being sent or 24 hours after being faxed.
We are excited to have you on board with us and look forward to be working together. If the foregoing is acceptable, kindly acknowledge your agreement by signing this letter agreement below and by signing Exhibits A, B and C and returning all of the signed agreements to us.

Very truly yours,

TopSpin Medical (Israel) Ltd.

Accepted and Agreed:

Date:

TopSpin Medical (Israel) Ltd. Ofek Center 1, 1 Lev Pesach St., North Industrial Zone Lod, Israel Phone: 972-8-9200033 Fax: 972-8-9281233
     Exhibit A

TopSpin Medical (Israel) Ltd. Ofek Center 1, 1 Lev Pesach St., North Industrial Zone Lod, Israel Phone: 972-8-9200033 Fax: 972-8-9281233
     Exhibit B

TopSpin Medical (Israel) Ltd. Ofek Center 1, 1 Lev Pesach St., North Industrial Zone Lod, Israel Phone: 972-8-9200033 Fax: 972-8-9281233
     Exhibit C
PROPRIETARY INFORMATION AGREEMENT
This PROPRIETARY INFORMATION AGREEMENT is made as of                     by and between TopSpin Medical (Israel) Ltd. (the “Company”) and                     (the “Advisor”).
1. Confidentiality. The Advisor acknowledges that during the course of the performance of services for the Company, he will have access to confidential information, knowledge and data regarding or relevant to the business of the Company and of TopSpin Medical Inc. (“INC”), whether received, acquired or developed by it or otherwise, including, without limitation, trade secrets, marketing and pricing data, customer information (collectively, “Proprietary Information”). The Advisor hereby agrees:
     1.1 Other than in the course of performing services for the Company, it will not divulge, disclose or communicate to any third party in any manner, directly or indirectly, Proprietary Information or Work Product, except such as is at the time generally known to the public and which did not become generally known through the breach of any provision hereof;
     1.2 It will not use for his own benefit or purposes or for the benefit or purposes of any third party or permit or assist any third party to use in any manner, directly or indirectly, Proprietary Information or Work Product; and
     1.3 Upon the termination of this Agreement, it will promptly deliver to the Company all Proprietary Information and Work Product in its possession or under his control.
     2. Rights to, and Ownership of, Work Product
     2.1 Work Product” means all ideas and information which reasonably could concern or be in any way beneficial to the business of the Company, that are created, developed, discovered, acquired or invented by the Advisor (whether alone or with a third party) in connection with the Services (defined below), including Technology (defined below) analyses, recommendations, reports, compilations, studies, business opportunities, customer and supplier contacts, innovations and improvements relating to the business of the Company.
     2.2 “Services” means all work performed by the Advisor pursuant to the letter agreement dated                     (the “Letter Agreement”)
     2.3 “Technology” means data, discoveries, ideas, inventions, know-how, methods, processes, research, technical information, and other intellectual property, whether tangible or intangible, including, without limitation, any and all designs, drawings, flow charts, products, software, and specifications, together with the intellectual property rights applicable thereto, including, without limitation, copyrights, patents (including any extension, reissue, continuation, substitution, continuation-in-part, division, or renewal patents), patent applications, inventor certificates, and trade secrets.
     2.4 The Company shall own all rights, title, and interest in all Work Product, including all patents and other intellectual property rights constituting Work Product, and shall have the unrestricted right to use the Work Product and to license any third party to use the Work Product without the consent of the Advisor, and without any duty to account to or share proceeds with the Advisor on account of such use or licensing of the Work Product. The Advisor agrees promptly to disclose all Work Product to the Company, and to take all actions, execute all assignments, verify and deliver all documents the Company may reasonably request in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the Company’s proprietary rights in the Work Product, during the term of this Agreement and thereafter.

TopSpin Medical (Israel) Ltd. Ofek Center 1, 1 Lev Pesach St., North Industrial Zone Lod, Israel Phone: 972-8-9200033 Fax: 972-8-9281233
     2.5 The provisions of the preceding paragraph shall not apply to any preexisting materials, information, or ideas that may be in the possession of the Advisor in written form prior to the date of this Agreement.
     3. Non-Competition
     During the term of the Letter Agreement and for 2 (two) years thereafter, the Advisor shall not, directly or indirectly, on his own account, or as a shareholder, partner, joint venturer, franchisor, licensor, director, officer, consultant, creditor and/or agent or otherwise:
     3.1 enter into or engage in any business or other entity in the same line of work, or any business which competes with the business of the Company or of INC;
     3.2 promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any such business;
     3.3 canvass, solicit or accept any business, patronage, orders, customers, or clients, for itself or for any other person or entity, from any clients or customers of the Company or its affiliates, or give any other person, firm or corporation the right to do any of the foregoing on his behalf; or
     3.4 directly or indirectly request or advise any clients, customers, shareholders, or suppliers of the Company, or any governmental authority, to withdraw, curtail, or cancel their business with the Company, or in any other way directly or indirectly interfere with or disrupt or attempt to disrupt the Company’s relationship (express, implied, or otherwise) with any of its clients, customers, shareholders, or suppliers or any governmental authority.
4. Non-Solicitation of Employees. During the term of this Agreement and for 2 years thereafter, the Advisor shall not induce any employee, consultant or representative of the Company not to continue as an employee, consultant or representative of the Company, or to accept any employment, consultancy or representation with any person or entity other than the Company.
5. Specific Performance. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement, and that any party may in its sole discretion, in addition to any other available remedies, apply to any court of law or equity of competent jurisdiction for and be entitled to specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
6. Survival. The provisions of Sections 1, 2, 3, 4, 5 and 7 shall survive the termination of this Agreement and of the Letter Agreement.
7. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of Israel. Accordingly, if any particular portion of this Agreement shall be adjudicated to be invalid or unenforceable, it shall be deemed to be amended to delete the portion thus adjudicated to be invalid or unenforceable, and the remaining provisions will continue in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TopSpin Medical (Israel) Ltd.	Advisor:

Name:	Name:

Title: